Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)(1)

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.001 par value, of Osiris Therapeutics, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of August 25, 2006.

This Agreement may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Agreement.

BIH SA

By:	/s/ Dieter Spaelti

	Name:	Dieter Spaelti
	Title:	Managing Director

By:	/s/ Christian Reber

	Name:	Christian Reber
	Title:	Assistant Vice President

THOMAS SCHMIDHEINY

/s/ Thomas Schmidheiny